UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RBC LIFE SCIENCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RBC LIFE SCIENCES, INC.

2301 Crown Court

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 30, 2007

NOTICE is hereby given that the annual meeting of shareholders of RBC LIFE SCIENCES, INC. (the “Company”) will be held on May 30, 2007, at 9:15 a.m., local time, at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, Texas for the following purposes:

(1) To elect seven persons to serve as directors of the Company for a term expiring at the annual meeting of shareholders in 2008; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 4, 2007 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of those shareholders may be viewed at the Company’s offices at 2301 Crown Court, Irving, Texas for ten days before the meeting.

Whether or not you plan to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. If you do attend the meeting in person, you may withdraw your proxy and vote in person. If you plan to attend the meeting, please remember to bring photo identification with you.

By Order of the Board of Directors,

/s/ Steven E. Brown
Steven E. Brown Secretary

Irving, Texas

April 23, 2007

RBC LIFE SCIENCES, INC.

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2007

INTRODUCTION

This Proxy Statement, and the enclosed proxy form, are furnished on or about April 23, 2007, to shareholders of RBC Life Sciences, Inc., a Nevada corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors, proxies to vote at the Annual Meeting of Shareholders of the Company to be held May 30, 2007 (the “Annual Meeting”), or any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting, and not revoked. As described below, a proxy may be revoked at any time prior to its use by written notice or by furnishing a proxy subsequent in time. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of each of the director nominees.

Record date and outstanding capital stock

The record date for shareholders entitled to vote at the Annual Meeting is April 4, 2007. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting. At the close of business on that date, there were 20,188,294 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) outstanding.

Quorum and voting

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in that shareholder’s name on the record date.

Solicitation of proxies

The accompanying proxies are solicited on behalf of the Board of Directors. The Company will pay all expenses of soliciting these proxies. Proxies may be solicited not only by mail, but also by personal interview, telephone and electronic transmission by the Company’s directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, and the Company may reimburse them for corresponding reasonable out-of-pocket expenses.

Actions to be taken at the meeting

Shares of Common Stock represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted for the election of the persons named as nominees under the caption “Election of Directors” as directors of the Company.

Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion. The directors do not know of any other matter or business to be presented for consideration at the meeting.

Revocation of proxies

A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by (i) sending in another proxy with a later date, (ii) giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked or (iii) voting in person at the Annual Meeting.

Required affirmative vote and voting procedures

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The seven nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 16, 2007, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, the Named Executive Officers (or “NEOs”, as defined below under the caption “Executive Compensation — Executive Compensation” below) and all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares of Common Stock (3)
Steven E. Brown (4)	349,200	1.7%
J. Ike Guest(5)	5,200	*
Wayne R. Holbrook (4)	604,200	2.9%
Clinton H. Howard (6)	10,387,388	49.2%
Leonid Lapp 2301 Crown Court Irving, Texas 75038	4,000,000	19.8%
My Garden, Ltd. 2031 Crown Court Irving, Texas 75038	9,440,139	46.8%
Joseph P. Philipp (4)	4,200	*
Kenneth L. Sabot (4)	363,900	1.8%
Dennis N. Windsor (4)	180,000	*
All current directors and executive officers as a group (8 persons) (7)	12,093,088	53.2%

*	Less than one percent.
(1)	Unless otherwise indicated, the Company believes that each shareholder listed has sole voting and dispositive power with respect to the shares listed, and the address of each shareholder is: c/o RBC Life Sciences, Inc., 2301 Crown Ct., Irving, TX 75038.
(2)	Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(3)	All percentages are calculated based on the number of outstanding shares of Common Stock in addition to shares which a person or group has the right to acquire within 60 days after the date hereof.
(4)	Represents shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.
(5)	Includes 4,200 shares that may be acquired by presently exercisable Common Stock options.
(6)	Includes 929,200 shares that may be acquired by presently exercisable Common Stock options; includes 9,440,139 shares held by a limited partnership, My Garden, Ltd., the general partners of which are The Clinton H. Howard Family Trust and The Katherine M. Howard Family Trust; and includes 8,049 shares owned of record by Mr. Howard’s spouse. Mr. Howard disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest.
(7)	Includes 2,533,900 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof and the shares referred to in footnote (6).

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

Seven directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than seven persons. To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The Board of Directors has nominated the following seven persons for election as directors: Steven E. Brown, J. Ike Guest, Wayne R. Holbrook, Clinton H. Howard, Paul R. Miller, Joseph P. Philipp and Kenneth L. Sabot. Each of the nominees, other than Mr. Miller, is presently a director of the Company. Information about the director nominees is set forth in the following paragraphs.

Steven E. Brown, age 51, is a director and also serves as Chief Financial Officer and Vice President-Finance, positions that he has held since joining the Company in May 1994. Mr. Brown was appointed Secretary in September 2003. Prior to joining the Company, Mr. Brown was the Vice President-Finance and Chief Financial Officer of Carrington Laboratories, Inc. from 1980 through April 1994. Mr. Brown was treasurer of Carrington from 1982 through 1994 and served as a director from 1981 until August 1987. Mr. Brown became a certified public accountant in 1980 and was previously associated with an international accounting firm from 1977 to 1980.

J. Ike Guest, age 68, was elected to the Board of Directors in September 2003. Mr. Guest, a certified public accountant, is a shareholder of the accounting firm of Lightfoot Guest Moore & Co., P.C., which Mr. Guest joined in 1992. In this capacity, Mr. Guest is responsible for providing audit, consulting, bankruptcy, valuation and litigation support services. Mr. Guest joined this firm after retiring as an audit and client services partner from the international public accounting firm, Deloitte & Touche. During his tenure with these accounting firms, Mr. Guest has planned, directed and supervised the accounting, auditing and reporting activities for public entities, including several that filed an initial public offering of securities, and entities subject to filing requirements with other regulatory bodies. Mr. Guest has served as a member of the Board of Directors of the Irving Convention and Visitors Bureau since March 2005 and also served as Chairman of the Greater Irving – Las Colinas Chamber of Commerce for the fiscal year ended March 31, 2004.

Wayne R. Holbrook, age 52, has been a director since March 2003. Mr. Holbrook joined the Company as Vice President – Marketing in November 2001 and was appointed President in February 2003. Mr. Holbrook served as President of One World Online, Inc., a publicly traded company based in Utah from December 1998 until joining the Company. Prior to joining One World, Mr. Holbrook served as Executive Vice President of Global Connections, Inc. from January 1996 to December 1998.

Clinton H. Howard, age 78, is the Company’s Chairman of the Board and Chief Executive Officer. He has held those positions since founding the Company in 1991. He also served as President until the appointment of Mr. Holbrook to that position in February 2003. Mr. Howard graduated from Rice University with a Bachelor of Arts degree and from Southwestern Medical School with a Master of Medical Art degree, after which he studied graduate business courses both at Southern Methodist University and the University of Dallas and medical arts courses at Johns Hopkins Medical School. Mr. Howard founded American Biomedical Corporation in 1958 and served as Chief Executive Officer until 1973. During his tenure, American Biomedical grew into a chain of 40 medical testing laboratories and completed its initial public offering in 1969. In 1974, American Biomedical was merged with National Health Laboratories, then one of the nation’s largest medical laboratory chains. In 1974, Mr. Howard founded Carrington Laboratories, Inc., f/k/a Avacare, Inc., a direct sales company engaged in marketing personal care products. In 1981, he established a research division at Carrington, which isolated an active medicinal compound in aloe vera, acemannan. After selling its direct sales business in 1985, Carrington became a pharmaceutical company. Mr. Howard retired from Carrington in 1990.

Paul R. Miller, age 65, who is not presently a director, is President of MPM Medical, Inc., a wholly owned subsidiary of the Company. MPM Medical, which markets wound care and oncology products, was acquired by the Company in August 2001. Mr. Miller founded MPM Medical in 1992 and has served as its President since that date. From 1984 to 1992, Mr. Miller served as Vice President-Marketing and Sales for Carrington Laboratories, Inc., a pharmaceutical company that manufactured and marketed of a line of wound care products. Prior to 1984, Mr. Miller held various marketing and sales positions with another wound care products company, Bio Clinic Company.

Joseph P. Philipp, age 57, was elected to the Board of Directors in June 2004. Since 1993, Mr. Philipp has been the Managing Partner of Insight Consulting, a consulting firm specializing in organizational structure, executive and leadership development and strategic planning. Prior to holding his present position, Mr. Philipp held various Human Resource management positions with several organizations, including Epic Healthcare, American Medical International and LifeMark Corporation. Mr. Philipp earned a Masters of Business Administration degree from the University of Wisconsin and has served as a council member of the Irving, Texas City Council since 1996.

Kenneth L. Sabot, age 61, is a director and the Senior Vice President – Operations, positions which he has held since joining the Company in February 1998. Prior to joining the Company, Mr. Sabot was the Vice-President-Operations of To Life! LLC, a start-up network marketing company, from August 1996 until February 1998. Prior to joining To Life, he was employed by Light Force, Inc. from 1981 through January 1996. Mr. Sabot joined Light Force as the Controller in 1981 and served as Chief Operating Officer from 1986 until leaving Light Force in January 1996. Mr. Sabot became a certified public accountant in 1969.

The Board of Directors recommends that shareholders vote for the election of each nominee.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board of Directors held eight meetings during 2006. During 2006, each director attended at least 75% of the meetings of the Board and of the committees on which he served. The Company does not have a policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders, although the Company has always encouraged its directors to attend its annual meeting. In 2006, all directors attended the Company’s annual meeting of shareholders.

The Board of Directors of the Company has two permanent committees, the Audit Committee and the Compensation Committee. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for election as directors.

Audit Committee

The Audit Committee Charter adopted by the Board of Directors is attached as Appendix A to this proxy statement. In accordance with its charter, the Audit Committee’s functions include (i) engaging independent auditors and determining their compensation; (ii) reviewing audit results and the results of interim financial statement reviews with the independent auditors and management; (iii) overseeing the Company’s financial reporting process and internal control systems; (iv) authorizing any non-audit services provided by the independent auditors and the compensation for those services; and (v) initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) consists of two directors. During 2006, the Audit Committee was comprised of Mr. Guest (Chair) and Mr. David H. Brune, a director of the Company until his death on January 13, 2007. Upon Mr. Brune’s death, Mr. Philipp was appointed by the Board of Directors to fill the vacancy on the Audit Committee. It is the opinion of the Board of Directors that the directors that served or are serving as members of the Audit Committee are each an “independent director” as defined in the listing standards of the Nasdaq Stock Market (“Nasdaq”). In addition, the Board of Directors has determined that Mr. Guest meets the definition of a “financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act.

The Audit Committee held six meetings during 2006. All committee members attended all committee meetings.

Compensation Committee

The Compensation Committee Charter adopted by the Board of Directors is attached as Appendix B. In accordance with its charter, the Compensation Committee’s functions include (i) establishing and administering the Company’s officer compensation policies, which function includes setting the compensation of the Chief Executive Officer; (ii) administering the Company’s stock incentive plans; and (iii) overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.

During 2006, the Compensation Committee consisted of three directors, Messrs. Philipp (Chair), Brune and Guest. The vacancy created by the death of Mr. Brune in January 2007 has not been filled. It is the opinion of the Board of Directors that directors that served or are serving as members of the Compensation Committee are each an “independent director” as defined by the listing standards of Nasdaq.

The Compensation Committee held 11 meetings during 2006. All committee members attended at least 75% of the committee meetings.

Director Nominations

The Company does not have a standing nominating committee. The entire Board of Directors fulfills the role of a nominating committee. Because of the Company’s size and the size of its current Board, and because of the practical necessity that a candidate for director must be acceptable to Mr. Howard pursuant to his percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”), the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Howard, rather than by a nominating committee that does not include him. The entire Board of Directors serving as a nominating committee currently does not have a charter, and only Mr. Guest and Mr. Philipp meet the independence requirements as defined by the listing standards of Nasdaq. Because the Common Stock is traded on the OTC Bulletin Board, the Company is not subject to the corporate governance standards of any securities exchange or Nasdaq regarding the independence of nominating committee members.

The Board of Directors will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail to the Company, c/o Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, that sets forth: (1) the name, business address, residence address, date of birth, biographical data and qualifications of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Common Stock beneficially owned by each proposed nominee; (3) any other information regarding the proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders pursuant to Regulation 14(a) of the Exchange Act; (4) the name, business address and residence address of the shareholder making the recommendation; and (5) the number of shares of Common Stock beneficially owned by the shareholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of the proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

At this time, the Board of Directors does not have a formal policy with regard to the consideration of any director nominees recommended by the Company’s shareholders because the costs of establishing and maintaining procedures for the consideration of shareholder nominations would be unduly burdensome. Although the Board of Directors has not established formal minimum qualifications for its members, the Board would consider only potential nominees who have experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. Non-management director nominees would generally need to be independent as defined by the listing standards of Nasdaq. Any nominee must be willing to serve for the nominal director’s compensation paid by the Company. In addition, the Board of Directors would evaluate nominees with the goal of maintaining a diversity of background and experience that complements the other directors. The Company does not utilize third parties to identify or evaluate potential director nominees. Candidates nominated by shareholders would be evaluated in the same manner as the candidates nominated by the Board of Directors. The Company has not received any recommendation for a director nominee from any shareholder.

Compensation Committee Interlocks and Insider Participation

Only Messrs. Brune, Guest and Philipp were members of the Compensation Committee during the 2006 fiscal year, each of whom was determined to be an independent director. There are no compensation committee interlocks between the members of the Company’s Compensation Committee and any other entity.

Communication with the Board of Directors

Shareholders and other interested parties may communicate with the Board of Directors, including the independent directors, by sending written communication to the directors c/o the Chairman of the Board, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038. Any communication to an independent director will be forwarded to that director. As to all other communications, the Chairman, or his designate, will review such communications to determine which communications will be forwarded to other directors. All communications will be forwarded except those that are related to Company products and services, are solicitations or are otherwise related to improper or irrelevant topics, as determined in the sole discretion of the Chairman, or his designate.

With regard to communications received and deemed appropriate for distribution, the Chairman shall maintain and provide copies to the Board of Directors in advance of each of its meetings. With regard to all other communications, the Chairman will indicate to the Board the general nature of these communications, and will hold such communications until each Board meeting to allow for review by any interested director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to all directors, officers and employees of the Company, including its principal executive officer and its principal financial and accounting officer. A copy of the Code of Ethics will be provided upon request directed to the Company’s Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

Policies and Procedures Regarding Related Person Transactions

The Board of Directors adopted in April 2007 written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of the Company’s directors, executive officers, nominees for director or 5% shareholders or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of the executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to the Company’s best interests. Any related person transaction must be disclosed to the full Board of Directors.

Director Compensation

Each director receives a quarterly retainer of $300 and $300 for each Board meeting attended. Directors are also eligible to receive an option to purchase 300 shares of Common Stock for each meeting attended during the year, subject to approval by the Board at the end of each year. In addition, non-employee directors receive $150 per hour for time spent performing work related to service on any committee of the Board.

The following table summarizes director compensation for 2006 for all non-employee directors. Compensation received by employee directors, i.e. Messrs. Brown, Holbrook, Howard and Sabot, for their service as directors is included in the Summary Compensation Table below.

DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (1) (d)	Total ($) (h)
David H. Brune	6,750	796	7,546

J. Ike Guest	13,763	857	14,620

Joseph P. Philipp	17,693	857	18,550

(1)	Represents the amortization of the fair value of option awards computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”). For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

All suggestions from shareholders are given careful attention. An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2008 annual meeting of shareholders must submit it, in accordance with Rule 14a-8 of the Exchange Act, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before December 26, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of two directors, who are independent directors as defined by the listing standards of Nasdaq. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

J. Ike Guest, Chair
Joseph P. Philipp

Independent Registered Public Accounting Firm

The Audit Committee has appointed Lane Gorman Trubitt, L.L.P. (“LGT”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2007.

Prior to the engagement of LGT, Grant Thornton LLP (“GT”) served as the Company’s independent registered public accounting firm. On June 6, 2005, GT notified the Audit Committee and Board of Directors that it declined to stand for re-appointment as the Company’s independent registered public accounting firm. LGT was appointed by the Audit Committee as the Company’s independent registered accounting firm on July 8, 2005.

GT’s reports on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for the years ended December 31, 2004 and 2003 and through June 6, 2005, there were no disagreements between the Company and GT on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused GT to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for those years. During the years ended December 31, 2004 and 2003 and through June 6, 2005, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees and Non-Audit Fees

The aggregate fees for professional services rendered by LGT for 2006 and 2005 were as follows:

	2006	2005(4)
Audit Fees(1)	$63,300	$52,400
Audit-Related Fees(2)	3,100	2,010
Tax Fees(3)	13,500	8,500
All Other Fees	—	—

Total	$79,900	$62,910

(1)	Represents fees for professional services in connection with the audit of the Company’s financial statements and reviews of quarterly interim financial statements.
(2)	Represents fees for consultations regarding the application of certain accounting pronouncements to the Company’s financial statements and the use of its report in the filing of Form S-8 with the SEC.
(3)	Represents fees for tax compliance, tax advice and tax planning relating to the preparation and filing the Company’s income tax returns and the preparation of the 2006 Stock Incentive Plan.
(4)	Fees for professional services rendered by GT during 2005 for audit fees and audit-related fees were $7,500 and $8,950, respectively. Audit fees represented fees for professional services in connection with the review of quarterly interim financial statements. Audit-related fees represented fees for professional services related to (i) consultations regarding the application of certain accounting pronouncements to the Company’s financial statements, (ii) the transition to the Company’s new independent registered accounting firm and (iii) its consent for use of its audit report in the filing of Forms S-8 and 10-K with the SEC.

Representatives of LGT are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee’s pre-approval policies and procedures require the independent registered public accounting firm to seek pre-approval by the Audit Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific fee and expense estimates for each such service. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the professional services rendered by LGT for audit-related fees and tax fees during 2006 and 2005 were pre-approved by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth, as of March 16, 2007, the name, age, and position of each of the executive officers of the Company.

Name	Age	Position
Clinton H. Howard	78	Chairman of the Board, Chief Executive Officer

Wayne R. Holbrook	52	Director, President

Steven E. Brown	51	Director, Chief Financial Officer, Vice President-Finance, Secretary

Kenneth Sabot	61	Director, Senior Vice President-Operations

G. Trevor Scofield	53	Vice President-International Operations

Dennis N. Windsor	47	Vice President-Sales and Marketing

See “Director Nominees” above for business experience information concerning Messrs. Howard, Holbrook, Brown and Sabot.

G. Trevor Scofield joined the Company in 1991 as Vice President-Canadian Operations. Mr. Scofield held that position until May 2003, at which time he was promoted to Vice President-International Operations.

Dennis N. Windsor joined the Company as Vice President-Sales and Marketing in March 2003. From 1999 until joining the Company, Mr. Windsor was self-employed offering consulting, training and speaking services to companies in the network marketing industry. From 1998 to 1999, Mr. Windsor served as Senior Vice President-Sales and Marketing for Eventus International, a network marketing company engaged in the distribution of nutritional supplement products. Prior to 1998, Mr. Windsor was associated with several other network marketing companies as either a member of management or as an independent field distributor.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee annually reviews and approves goals and objectives for Mr. Howard, as well as evaluates his performance and approves his compensation. The Compensation Committee is also responsible to review and make recommendations to Mr. Howard relating to compensation of the other NEOs, who are evaluated annually for performance according to individual responsibilities and contributions, as well as broader measures related to corporate performance and results. In addition, the Compensation Committee is responsible for the grant of all stock option awards and any other awards under the Company’s equity compensation plans. While the Compensation Committee is comprised solely of independent directors, as a practical matter, it is not completely independent from Mr. Howard because of his percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”).

The compensation of the NEO’s in 2006 was largely determined by their respective employment agreements. The employment agreement between the Company and Mr. Howard is negotiated by the Compensation Committee and is subject to approval by the Board where Mr. Howard is excluded from deliberations and voting. Employment agreements between the Company and the other NEOs are subject to approval by the Board, where the only directors being allowed to vote are the independent directors and Mr. Howard.

Under its charter, the Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary to carry out its responsibilities. In 2006, the Compensation Committee did not retain the services of any compensation consultant. Instead, it informally considered the competitive market practices with respect to the salaries and total compensation paid by other similarly-sized companies to their executive officers. In this regard, the Compensation Committee reviewed annual reports on Form 10-K and other public filings of similarly-sized companies as well as other compensation survey information available to it.

In the remaining discussion under this section, “Compensation Discussion and Analysis,” with regard to compensation matters involving Mr. Howard, the “Committee” shall refer to the Compensation Committee. With regard to compensation matters involving NEOs other than Mr. Howard, the “Committee” shall refer to the Compensation Committee and Mr. Howard.

Objectives of the Compensation Program

The principal objectives of the executive compensation program are to:

•	Maintain a competitive salary structure to attract, motivate and retain qualified executives,

•	Provide incentives for the achievement of corporate performance goals, and

•	Align the interests of executives with those of the shareholders.

The executive compensation program is intended to motivate the NEOs to achieve goals set by the Company and to reward them for achieving those goals.

Elements of Compensation and Relationship to Compensation Objectives

The principal elements of the Company’s executive compensation program are:

•	Base salary

•	Cash incentive payments

•	Equity-based incentive payments

•	Termination payments

•	Other benefits

The Committee does not have a formal policy regarding the allocation of compensation between cash and non-cash elements or long-term and currently paid elements. Rather, it uses its judgment and experience in determining the mix of compensation for the NEOs. In addition, there are no formal stock ownership guidelines for the NEOs.

Base salary. Base salary is intended to provide economic security for NEOs at a level sufficient to attract and retain their services, and to reward current performance. Base salary is set by the Committee and incorporated into respective employment agreement of each NEO. These salary levels are based on the evaluation and judgment of the Committee, considering existing salary levels at the time the employment agreements were established and salaries paid by companies in similar industries and/or of similar size. In determining base salary, the Committee also considered the individual performance, level of responsibility, skills qualifications, and experience of each NEO.

In accordance with the terms of Mr. Howard’s employment agreement, his base salary for 2006 was increased 5% because consolidated earnings before income taxes in 2005 were greater than $250,000. No other NEO received an increase in base salary for 2006.

Cash incentive payments. Cash incentive plans, which are incorporated into the respective employment agreement of each NEO, are intended to create a financial incentive to achieve specific financial performance goals established by the Committee.

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The cash incentive plan for the Messrs. Howard, Brown and Sabot is an annual plan that ties incentive compensation to achievement of minimum consolidated earnings before income taxes. This cash incentive payment is calculated as 2% of consolidated earnings before income taxes over $250,000.

•

The cash incentive plans for Messrs. Holbrook and Windsor are monthly plans that tie incentive compensation to achievement of a minimum monthly “operating margin,” which is defined as net sales less the sum of cost of sales and distributor commissions, as reported in the Company’s consolidated financial statements. Separate minimum operating margin targets were established for Messrs. Holbrook and Windsor based on the sales operating channels for which they had primary responsibility. The cash incentive payment is generally calculated for Messrs. Holbrook and Windsor as 5% and 1.3%, respectively, of monthly operating margin over the minimum.

Amounts earned by the NEOs under these cash incentive arrangements are set forth the in Summary Compensation Table below.

Equity-based payments. Equity-based payments have been paid to the NEOs in the form of stock option grants. Grants are not made to NEOs each year and there is no formula by which grants are made. When grants are made, factors considered, include, but are not limited to, individual performance, level of responsibility and potential future contribution. Because of the direct relationship between the value of an option and the market price of the Common Stock, the Committee believes that these grants motivate the NEOs to manage the Company in a manner that is consistent with the interests of the shareholders. Option grants to the NEOs have typically carried a five-year vesting schedule and a nine-year term, or in the case of Mr. Howard, a four-year vesting schedule and a five-year term. The Committee believes that the long-term nature of these options also serves as a retention tool.

There were no options granted to NEOs during 2006, except options granted in connection with service on the Board as described above under the caption “Corporate Governance – Director Compensation.” Amounts earned in 2006 related to prior year grants are set forth in the Summary Compensation Table below. The Company has no program, plan or practice to time executive option grants in coordination with announcements of material nonpublic information.

Termination payments. The employment agreement of each NEO provides for termination payments upon the occurrence of various triggering events. These payments are described below under the caption “Employment Agreements and Post-Termination Compensation.” In general, the Committee believes that NEOs should be provided with reasonable termination benefits in recognition that it may be difficult for them to find comparable employment within a short period of time. With regard to termination payments in connection with a change of control, the Committee believes that the interests of the shareholders are best served if the interests of the NEOs are aligned with them, and that providing change of control benefits eliminates, or at least reduces, the reluctance of the NEOs to pursue potential change of control transactions that may be in the best interests of the shareholders.

There were no termination payments made to any NEO during 2006.

Other benefits. The Company provides benefits to the NEOs that the Committee believes are reasonable and consistent with the overall compensation program. These benefits are intended to make the compensation program competitive with other employment opportunities and encourage continued service. The Company provides a 401(k) plan and various group insurance plans for the benefit of all employees. The Company makes matching contributions to the 401(k) plan equal to 10% of employee contributions and pays a portion of the employees’ group insurance premiums. Employee contributions to the 401(k) plan vest immediately; Company contributions vest after three years of service. NEOs participate in these plans on the same basis as other employees of the Company, except with regard to the long-term disability insurance plan. With regard to this plan, the Company provides additional disability coverage for certain senior managers at an aggregate cost of coverage related to the NEOs of $250 per year.

In addition to these benefits, Mr. Howard is provided exclusive use of a Company-owned automobile and reimbursement of certain country club dues in accordance with his employment agreement, and Company products at no-charge.

The aggregate amount earned by each NEO for these benefits is set forth in the All Other Compensation Table below.

Repayment of Forgone Salary

In 2003, prior to the establishment of the Compensation Committee, certain of the Company’s senior managers, including the NEOs, voluntarily agreed to forgo a portion of their base salaries during the fourth quarter of 2003 as a result of operating losses incurred by the Company in the years 2001 through 2003. The senior managers agreed to forgo these salaries with no agreement or understanding that they would be reimbursed at a later date. In fourth quarter of 2005, because of the improvement in the Company’s operating results and cash flow, which began in 2004, management elected to repay the senior managers their forgone salaries. This repayment was made ratably over a ten-month period beginning in October 2005. The amount of forgone salaries paid to the NEOs in 2006 is set forth in the All Other Compensation Table below.

Employment Agreements

The Company has entered into employment agreements with all of its NEOs that are designed to promote stability and continuity of senior management. In 2003 and 2004, when the agreements in effect in 2006 were established, the Committee believed that the most effective way to promote stability and continuity would be by entering into long-term agreements with the NEOs. Accordingly, the terms of the agreements for Mr. Howard, Mr. Holbrook and the other NEOs, i.e. Messrs. Brown, Sabot and Windsor, were five, four and three years, respectively.

Upon expiration of the agreements with Messrs. Brown, Sabot and Windsor on December 31, 2006, the Company, upon recommendation of the Committee, entered into new one-year agreements with each of these NEOs. The new agreements became effective January 1, 2007. The Committee believes the shorter term of the new agreements provides the Company with added flexibility in managing executive performance and compensation, while the interests of the NEOs are adequately addressed by the termination payment provisions included in the agreements. Other than the reduced term, the terms of the new agreements were substantially the same as the expired agreements, except as follows:

•	Based on the evaluation and judgment of the Committee, the base salaries of Messrs. Brown and Sabot were each increased 5%.

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The previous cash incentive plan for Mr. Windsor was replaced by the cash incentive plan in effect for Messrs. Howard, Brown, and Sabot, as described above under the caption “Elements of Compensation and Relationship to Compensation Objectives – Cash Incentive Payments.” The Committee adopted this plan for Mr. Windsor to simplify the Company’s cash incentive plan structure and to facilitate the building of a team of senior executives working together to achieve the growth and financial success of the Company rather than focusing on the individual performance of any one member of senior management in a single area of the business.

The current NEO employment agreements, along with the related termination benefit provisions, are described in more detail below under the caption “Employment Agreements and Post-Termination Compensation.”

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to NEOs. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the related regulations. The Committee has considered these limitations and intends, in all appropriate circumstances, to qualify compensation paid to the NEOs for deductibility under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph P. Philipp, Chair
J. Ike Guest

Executive Compensation

The following table sets forth summary compensation information for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, the “NEOs”) during 2006:

SUMMARY COMPENSATON TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (d)		Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compen- sation ($) (3) (g)	All Other Compen- sation ($) (4) (i)	Total ($) (j)
Clinton H. Howard, Chairman, Chief Executive Officer	2006	314,205	—		22,208	9,357	29,581	375,351
Steven E. Brown, Vice President-Finance, Chief Financial Officer	2006	189,000	—		8,406	9,357	18,869	225,632
Wayne R. Holbrook, President	2006	250,000	—		16,812	29,400	24,411	320,623
Kenneth L. Sabot, Senior Vice President-Operations	2006	200,000	—		8,406	9,357	20,452	238,215
Dennis N. Windsor, Vice President-Marketing and Sales	2006	180,000	1,850	(5)	8,406	—	15,362	205,618

(1)	Represents base salary paid in accordance with employment agreements in effect for 2006.
(2)	Represents the amortization of the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	Represents cash compensation earned in accordance with cash incentive plans provided in the employment agreements in effect for 2006. See “Employment Agreements and Post-Termination Payments” below.
(4)	Represents amounts detailed in the All Other Compensation Table below.
(5)	Represents a discretionary bonus paid in March 2006.

All Other Compensation Table

	Compensation for Service as a Director
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Payment of Forgone Salary ($) (2)	Perquisites and Personal Benefits ($) (3)	All Other Compensation ($)
Clinton H. Howard	3,600	794	15,228	9,959	29,581
Steven E. Brown	3,600	857	10,879	3,533	18,869
Wayne R. Holbrook	3,600	857	14,421	5,533	24,411
Kenneth L. Sabot	3,300	796	11,538	4,818	20,452
Dennis N. Windsor	—	—	10,382	4,980	15,362

(1)	Represents the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Represents payment of 2003 annual base salary, which was foregone at the election of the executive. These payments were made at the Company’s sole discretion because of the improvement in consolidated operating results since 2003, not in connection with any agreement or obligation to do so. All forgone salaries have been repaid.
(3)	Represents payment of matching contributions to the 401(k) plan and group health insurance premiums, and, in the case of Mr. Howard, personal use of a Company automobile, reimbursement of country club dues and the cost of Company products provided at no-charge.

The following table presents information concerning all grants of plan-based awards to the NEOs in 2006. These grants provide for non-equity incentive compensation that may be earned in 2007. Non-equity incentive plan compensation earned by NEOs for 2006 is disclosed in column (g) of the Summary Compensation Table. The plan-based awards under which 2006 non-equity incentive plan compensation was earned were granted prior to 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	All Other Option Awards: Number of Securities Underlying Options (#) (2) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (3) (l)
Clinton H. Howard	12/28/2006	—	—	—	4,200	0.231	794
Steven E. Brown (1)	12/18/2006	—	9,300	396,960	—	—	—
	12/28/2006	—	—	—	4,200	0.21	857
Wayne R. Holbrook	12/28/2006	—	—	—	4,200	0.21	857
Kenneth L. Sabot (1)	12/18/2006	—	9,300	420,000	—	—	—
	12/28/2006	—	—	—	3,900	0.21	796
Dennis N. Windsor (1)	12/18/2006	—	9,300	360,000	—	—	—

(1)	On December 18, 2006, the Company entered into one-year employment agreements, which became effective January 1, 2007, with Messrs. Brown, Sabot and Windsor. Each of these employment agreements provide for a cash payment of incentive compensation calculated as 2% of 2007 consolidated earnings before income taxes in excess of $250,000, up to a maximum of twice the amount of the executive’s annual base salary. There is no threshold amount associated with this arrangement; the target amount included in this table was calculated based on 2006 actual consolidated earnings before income taxes as reported in our Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Reflects grants of stock options pursuant to the Company’s director compensation policy. These options were fully vested at the grant date and expire nine years after the date of grant. See “Director Compensation” above. These option awards are also included in the Summary Compensation Table and the All Other Compensation Table. See “Summary Compensation Table” and “All Other Compensation Table” above.
(3)	Represents the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The following table sets forth information concerning outstanding equity awards for each of the NEOs at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Clinton H. Howard	525,000	175,000	(1)	0.16	09/04/08
	100,000	—		0.50	05/31/09
	4,200	—		0.231	12/28/15
	300,000	—		0.812	10/09/18
Steven E. Brown	165,000	—		0.145	09/04/08
	180,000	120,000	(2)	0.145	09/04/12
	4,200	—		0.21	12/28/15
Wayne R. Holbrook	480,000	120,000	(3)	0.145	09/04/12
	4,200	—		0.21	12/28/15
Kenneth L. Sabot	180,000	—		0.145	09/04/08
	180,000	120,000	(2)	0.145	09/04/12
	3,900	—		0.21	12/28/15
Dennis N. Windsor	180,000	120,000	(2)	0.145	09/04/12

(1)	Options were granted September 4, 2003 and vest 25% per year beginning September 4, 2004.
(2)	Options were granted September 4, 2003 and vest 20% per year beginning September 4, 2004.
(3)	Options were granted September 4, 2003; 20% vested at the date of grant. Options not vested at date of grant vest 25% per year beginning February 1, 2004.

Employment Agreements and Post-Termination Compensation

Clinton H. Howard

Effective November 20, 2003, the Company entered into an employment agreement with Mr. Howard to serve as its Chief Executive Officer through December 31, 2008. Key terms include:

•	Minimum base salary of $285,000 per year and, after 2004, an annual 5% increase in base salary if the Company’s previous year consolidated earnings before income taxes exceed $250,000.

•	Annual cash incentive compensation calculated as 2% of consolidated earnings before income taxes in excess of $250,000.

•	Various benefits including use of a company-provided automobile, payment of one-half of country club dues and provision of employee benefits generally provided to other executive officers.

•	Payment of any excise taxes due under Section 4999 of the Code resulting from payments or benefits received from the Company.

•	Payment of post-termination compensation.

Mr. Howard’s employment agreement provides for payment of post-termination compensation under certain circumstances, which are as follows:

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Upon termination for any reason other than death, in exchange for post-termination consulting services required by the agreement, Mr. Howard will receive consulting payments for a period of five years from the date of termination. The annual amount of these payments is 50% of the annual base salary at the date of termination; payments shall be made monthly. This amount shall be reduced to 25% of the annual base salary if all of Mr. Howard’s personal guarantees of Company obligations are released, or if employment is terminated due to disability or Cause. “Cause” is defined as (i) a conviction of a felony or crime of moral turpitude, (ii) a willful violation of the terms of the employment agreement that continues after a reasonable opportunity to cure or (iii) a willful engagement in conduct that intentionally causes harm to the Company.

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Upon termination by Mr. Howard for Good Reason, as defined below, or by the Company for any reason other than death, disability or Cause, Mr. Howard will receive a payment equal to the sum of (i) the annual base salary through the end of the term, (ii) cash incentive compensation through the end of the term calculated based on the average incentive compensation earned through the date of termination and (iii) severance equal to two times total compensation paid under the agreement during the preceding 12-month period. In addition, any unvested options will immediately vest at the date of termination. “Good Reason” is defined as (i) an uncured breach of the agreement by the Company, (ii) a material diminution in the nature or scope of Mr. Howard’s responsibilities, duties or authority, (iii) the relocation of the Company’s principal offices to a location more than 15 miles from its present location, (iv) the failure by management to nominate, or the shareholders to re-elect, Mr. Howard to the Board of Directors, (v) a material reduction in base salary or benefits, unless as part of a plan equally applicable to all executives or (vi) a Change of Control. “Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Company’s Board whereby members of the incumbent Board no longer represent at least a two-thirds voting majority, (iii) a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction, (iv) a sale of substantially all of the Company’s assets or shareholder approval of a plan for complete liquidation or disposition of the Company or (v) another event that the Board deems to be a change of control.

•	Upon termination by reason of disability, the Company will pay Mr. Howard 50% of his base salary through the end of the term.

•

Upon termination by reason of retirement or death, the Company will pay Mr. Howard, or his estate, as applicable, a lump sum payment for accrued, unused paid time off, up to an amount equal to 16% of his annual base salary.

Wayne R. Holbrook

In February 2004, the Company entered into an employment agreement with Mr. Holbrook that became effective as of January 1, 2004 to serve as its President through December 31, 2007. This agreement automatically renews for an additional one-year term upon expiration of the initial term or any renewal term, unless one party gives the other notice at least 30 days prior to the end of the then current term. Key terms include:

•	Minimum base salary of $250,000 per year.

•

Monthly cash incentive compensation based on the operating results of the Company’s nutritional products segment. The incentive compensation is calculated each month as $4,200 for each increment of $84,000 that the Operating Margin, as defined below, of the nutritional products segment increases over a base of $592,000, up to a maximum in any one month of $37,800. Operating Margin is defined in the agreement as net sales less the sum of cost of sales and distributor commissions, as those amounts are reported for inclusion in the Company’s consolidated financial statements.

•	Employee benefits generally provided to other executive officers.

•	Indemnification against any claims made against Mr. Holbrook for actions taken in good faith while performing services under the agreement.

•	Payment of post-termination compensation.

Mr. Holbrook’s employment agreement provides for payment of post-termination compensation under certain circumstances, which are as follows:

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Upon termination by Mr. Holbrook for Good Reason, as defined below, or by the Company for any reason other than death, disability or Cause, which is defined as a willful breach or habitual neglect of the duties required by the agreement, Mr. Holbrook shall be paid (i) all compensation provided under the agreement through the end of the term, (ii) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary and (iii) continued payment of base salary for a period of six months beyond the end of the term. “Good Reason” is defined as a willful breach of the agreement by the Company or a Change of Control. “Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction, (iii) a sale of substantially all of the Company’s assets or shareholder approval of a plan for complete liquidation or disposition of the Company or (iv) another event that the Board deems to be a change of control.

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Upon termination by reason of death or upon Mr. Holbrook’s election not to renew the agreement, Mr. Holbrook, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary.

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Upon the Company’s election not to renew the agreement, Mr. Holbrook will be entitled to receive (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary and (ii) continued payment of base salary for a period of six months beyond the end of the term.

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Upon termination by reason of disability, the Company will pay Mr. Holbrook 50% of his base salary for a period of six months, except to the extent that Mr. Holbrook has accrued, unused paid time off available for use during this six-month period.

Other NEO’s

In February 2004, the Company entered into employment agreements with Messrs. Brown, Sabot and Windsor, which agreements became effective January 1, 2004 and expired December 31, 2006. On December 18, 2006, the Company entered into new one-year employment agreements, which became effective January 1, 2007, with these executives. The principal differences between the expired agreements and the new agreements are described above under the caption “Compensation Discussion and Analysis – Employment Agreements.” Except for principal position and base salary, terms of the new agreements are identical. The new agreements automatically renew for an additional one-year term upon expiration of the initial term or any renewal term, unless one party gives the other notice at least 30 days prior to the end of the then current term. Key terms include:

•	Principal position and base salary:

Name	Principal Position	Annual Base Salary
Steven E. Brown	Vice President-Finance	$198,480
Kenneth Sabot	Senior Vice President-Operations	$210,000
Dennis N. Windsor	Vice President-Sales and Marketing	$180,000

•	Annual cash incentive compensation calculated as 2% of consolidated earnings before income taxes in excess of $250,000.

•	Additional compensation payment of $1,000.

•	Employee benefits generally provided to other executive officers.

•	Indemnification against any claims made against the executive for actions taken in good faith while performing services under the agreement.

•	Payment of post termination compensation, which, in each case, is provided only if the executive signs a general release of claims in favor of the Company.

These employment agreements provide for payment of post-termination compensation under certain circumstances, which are as follows:

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Upon termination by the executive for Good Reason, as defined below, or the Company’s election not to renew the agreement, the executive shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary and (ii) continued payment of base salary for a period of six months beyond the date of termination. “Good Reason” is defined as (i) an uncured breach of the agreement by the Company or (ii) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority.

•

Upon termination by the Company for any reason other than death, disability or Cause, as defined below, or during the 12-month period following a Change of Control, as defined below, the executive shall be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, plus the greater of (i) his base salary through the end of the then current term or (ii) an amount equal to base salary for a period of six months increased by two weeks for each year of service performed by the executive prior to termination. “Cause” is defined as (i) commission of a felony or lesser crime involving dishonesty or fraud, (ii) willful and continued failure to perform duties required by the agreement, (iii) failure to comply with laws applicable to the Company’s business operations, involvement with a competitor of the Company while employed by the Company or improper use of the Company’s trade secrets or records, (iv) engaging in fraud, dishonesty or similar conduct which damages the Company or (v) habitual intoxication or use of illegal drugs. “Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Company’s Board in connection with a merger or other business combination whereby members of the incumbent Board no longer represent a voting majority, (iii) a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction or (iv) a sale of substantially all of the Company’s assets or shareholder approval of a plan for complete liquidation or disposition of the Company.

•

Upon termination by the executive for Good Reason or by the Company for any reason other than Cause, if such termination occurs during the 12-month period following a Change of Control, the executive shall receive (i) continued payment of base salary for a period of 12 months following the date of termination and (ii) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary.

•

Upon termination by reason of death or disability, or the executive’s election to resign or not to renew the agreement, the executive, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary.

Potential Payments Upon Termination or Change-in-Control

The following sets forth the hypothetical cash termination payments for each NEO resulting from the triggering events described above. These estimates assume that the triggering event occurred on December 31, 2006. Actual cash termination payments could differ materially depending on the facts and circumstances in effect at the time a triggering event occurs, if a triggering event should occur.

Clinton H. Howard

Triggering Event	Base Salary $	Incentive Compensation $	Benefits $	Severance $	Stock Options $		Consulting Fees $ (1)
Resignation for Good Reason or termination without Cause	628,410	17,136	—	663,546	8,750	(2)	785,513
Disability	314,205	—	—	—	—		392,756
Retirement	—	—	53,927	—	—		785,513
Death	—	—	53,927	—	—		—
Termination for Cause	—	—	—	—	—		392,756

(1)	Consulting fee amounts were estimated assuming that Mr. Howard’s personal guarantees of Company obligations are not released during the five-year consulting period.
(2)	At December 31, 2006, the number of options that would vest as a result of the triggering event is 175,000 at an exercise price of $0.16 per share. The closing market price of the Common Stock on December 29, 2006 (the last business day of the year) was $0.21 per share. This amount is computed as the difference between the market price and the exercise price, multiplied by the number of options.

Wayne R. Holbrook

Triggering Event	Base Salary $	Incentive Compensation $ (1)	Benefits $ (1)	Stock Options $
Resignation for Good Reason or termination without Cause (2)	375,000	29,400	15,303	—
Change of Control	375,000	29,400	15,303	7,800	(3)
Death or non-renewal by executive	—	—	9,770	—
Non-renewal by Company	125,000	—	9,770	—
Disability	57,615	—	—	—

(1)	To the extent any payments included in this category were not determinable because they are dependent upon future events, estimates were made based on actual 2006 amounts.
(2)	Other than in connection with a Change of Control.
(3)	In accordance with the terms of Mr. Holbrook’s stock option agreements, any options not vested at the time of a Change of Control immediately vest. At December 31, 2006, the number of options that would vest as a result of a Change of Control is 120,000 at an exercise price of $0.145 per share. The closing market price of the Common Stock on December 29, 2006 (the last business day of the year) was $0.21 per share. This amount is computed as the difference between the market price and the exercise price, multiplied by the number of options.

Other NEOs (1)

Triggering Event	Base Salary $	Benefits $	Stock Options $
Resignation for Good Reason or non-renewal by Company (2)
Steven E. Brown	99,240	49,618	—
Kenneth L. Sabot	105,000	47,135	—
Dennis N. Windsor	90,000	5,117	—
Termination without Cause (2)
Steven E. Brown	198,480	49,618	—
Kenneth L. Sabot	210,000	47,135	—
Dennis N. Windsor	180,000	5,117	—
Change of Control
Steven E. Brown	198,480	49,618	7,800	(3)
Kenneth L. Sabot	210,000	47,135	7,800	(3)
Dennis N. Windsor	180,000	5,117	7,800	(3)
Death, disability, resignation or non-renewal by executive
Steven E. Brown	—	49,618	—
Kenneth L. Sabot	—	47,135	—
Dennis N. Windsor	—	5,117	—

(1)	Information presented in this table is based on the employment agreements executed December 18, 2006, which became effective as of January 1, 2007. No post-termination payments were paid or are due to be paid under any NEO employment agreement that expired December 31, 2006.
(2)	Other than within 12 months of a Change of Control.
(3)	In accordance with the terms of each executive’s stock option agreements, any options not vested at the time of a Change of Control immediately vest. At December 31, 2006, the number of options that would vest as a result of a Change of Control is 120,000 each for Messrs. Brown, Sabot and Windsor, all at an exercise price of $0.145 per share. The closing market price of the Common Stock on December 29, 2006 (the last business day of the year) was $0.21 per share. This amount is computed as the difference between the market price and the exercise price, multiplied by the number of options.

PERFORMANCE GRAPH

The following graph compares the return on the Common Stock with (1) the Nasdaq Market Index and (2) a network marketing peer group consisting of Nature’s Sunshine Products, Inc., Mannatech, Inc., Reliv’ International, Inc., USANA Health Sciences, Inc. and AMS Health Sciences, Inc. (identified as the “Peer Group”) for the period from December 31, 2001 through December 31, 2006. The comparison assumes that $100 was invested on December 31, 2001, and assumes reinvestment of dividends and distributions.

	RBC Life Sciences, Inc.	Peer Group	Nasdaq Market Index
12/2001	100.00	100.00	100.00
12/2002	50.00	123.79	69.75
12/2003	292.86	365.73	104.88
12/2004	128.57	548.75	113.70
12/2005	528.57	531.83	116.19
12/2006	150.00	564.82	128.12

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the forms submitted to the Company, and written representations made by persons required to file these reports, the Company believes that all such persons complied with all Section 16(a) filing requirements applicable to them except as follows. Messrs. Brown, Brune, Guest, Holbrook, Howard, Philipp and Sabot failed to timely file on Form 4 the grant on December 28, 2006 of options to purchase Common Stock. These Forms 4 were filed January 10, 2007.

Certain Relationships and Related Transactions

Mr. Howard has guaranteed a mortgage note and a bank note of the Company, which notes amounted to $2,454,000 and $340,000, respectively, at December 31, 2006. Mr. Howard has also guaranteed a $900,000 line of credit of the Company that had no borrowings outstanding at December 31, 2006. The Company has undertaken certain obligations to indemnify Mr. Howard and secure its obligations to him in the event the Company defaults on its loans.

Important Notice Regarding Delivery of Shareholder Documents

Owners of Common Stock who hold Common Stock through a broker or otherwise through a nominee and who share a single address may receive notice from the broker or nominee stating that only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2006 is being sent to that address unless the Company receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, he or she may contact the Company by mail addressed to Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, or by telephone at (972) 893-4000.

Annual Report

The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended December 31, 2006 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Steven E. Brown, Chief Financial Officer, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

By Order of the Board of Directors,

/s/ Steven E. Brown
Steven E. Brown
Secretary

April 23, 2007

APPENDIX A

CHARTER

OF THE

AUDIT COMMITTEE

OF

RBC LIFE SCIENCES, INC.

PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of RBC Life Sciences, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (iii) the independent auditors’ qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditors; and (v) the efficacy and efficiency of the Company’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to oversee the Company’s financial reporting process and internal control system;

•	assume direct responsibility for the appointment, compensation, retention and oversight of the Company’s independent auditors; and

•	provide an open avenue of communication among the Company’s independent auditors, financial and senior management and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in the Section entitled “Responsibilities and Duties.”

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation to any advisors engaged or employed by the Committee as well as for ordinary administration expenses of the Committee that are necessary or appropriate for carrying out its duties.

COMPOSITION OF THE AUDIT COMMITTEE

The Committee shall be comprised of two or more directors as determined by the Board, each of whom shall meet the independence, experience and qualification requirements of The Nasdaq Stock Market, Inc. (including, without limitation, the financial literacy requirements), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Accordingly, none of the members of the Committee shall accept, directly or indirectly, any fees from the Company, except for fees for services as a director and member of the Committee or any other Board committee. In addition, at least one member of the Committee shall be, in the sole determination of the Board, a “financial expert” in compliance with the criteria established by Commission and other relevant regulations.

No member of the Committee may serve on the audit committee of more than two other public companies.

MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines, but not less frequently than quarterly. All such meetings may be conducted in person or telephonically. As part of its role to foster open communication, the Committee should meet periodically with management, the Company’s internal auditors and the independent auditors in separate executive sessions. In addition, the Committee shall meet quarterly with the Company’s independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as quarterly earnings releases. The Company shall provide the Committee with the applicable financial data sufficiently in advance of such meetings to facilitate such review. The Committee may request any officer or employee of the Company (including without limitation, the Director of Internal Audit), the Company’s outside counsel or its independent auditors to attend meetings of the Committee or to meet with any members of, or consultants to, the Company.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

1.	Review, update and assess the adequacy of this Charter periodically, but at least annually, as conditions dictate, and recommend any proposed changes to the Board for its approval.

2.	Review and discuss the annual audited financial statements with management, and discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements.

3.	Report to the Board whether, based on such reviews and discussions, the Committee recommends to the Board that the audited financial statements be included in the Company’s Form 10-K to be filed with the Commission.

4.	Review with management and the Company’s independent auditors the Company’s Form 10-Q prior to its filing.

5.	Review earnings press releases with management, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts.

6.	Prepare annually the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

7.	Report regularly to the Board on the matters discussed at the meetings of the Committee, including the actions taken by the Committee at such meetings.

Independent Auditors

8.	Be directly responsible for the appointment, compensation, retention and oversight of the work performed by the Company’s independent auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Company’s independent auditors shall report directly to the Committee, and the Company shall provide the Committee appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, to compensate the independent auditors. The Committee shall have sole authority to appoint or replace the independent auditors and to approve all engagement fees and terms.

9.	Discuss with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Hold timely discussions with the independent auditors regarding:

•	critical accounting estimates, policies and practices;

•

alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Company’s independent auditors;

•	other material written communication between the Company’s independent auditors and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•

an analysis of the independent auditors’ judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

11.	Review and pre-approve both audit and all permissible non-audit services to be provided by the independent auditors, other then the de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

12.	Obtain and review a report from the Company’s independent auditors at least annually regarding:

•	the independent auditors’ internal quality-control procedures;

•

any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or private sector regulatory boards within the preceding five years respecting one or more independent audits carried out by the firm; and

•	any steps taken to deal with any such issues.

13.	Evaluate the qualifications, performance and independence of the Company’s independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence. The Committee shall obtain from the Company’s independent auditors a formal written statement delineating all relationships between the Company’s independent auditors and the Company, consistent with Independence Standards Board Standard 1, and engage in a dialogue with the Company’s independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Company’s independent auditors.

14.	Review and evaluate the performance of the lead partner of the Company’s independent auditor team and ensure the rotation of the audit engagement team as required by law or such shorter period as may be determined by the Committee.

15.	Establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

Financial Reporting Processes and Accounting Principles

16.	In consultation with the Company’s independent auditors, review the integrity of the Company’s financial reporting processes, both internal and external. The Committee shall coordinate the Board’s oversight of the Company’s internal accounting systems and controls.

17.	Review with management and the independent auditors significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements and significant changes in the Company’s selection or application of accounting principles.

18.	Review with management and the Company’s independent auditors the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

Internal Audit

19.	Review and advise on the selection and removal of the Director of Internal Audit, who shall report directly to the Committee no less frequently than quarterly. A portion of such report shall be conducted in executive session outside the presence of Company management.

20.	Review and make recommendations to Company management regarding the internal audit department’s responsibilities, budget and staffing.

21.	Review summaries of all internal audit reports prepared by the internal audit department (including management’s responses) and any other significant findings stemming from internal audit activities.

22.	Be apprised by the Company’s Director of Internal Audit of any significant difficulties, disagreements with management or scope restrictions encountered in the course of the internal audit department’s work.

23.	Make a recommendation to the Board, on an annual basis, concerning the compensation to be paid to the Director of Internal Audit after receipt from Company management of such input concerning such compensation, as the Committee deems appropriate. The Board shall make the final determination of the compensation to be paid to the Director of Internal Audit.

Compliance Oversight and Other Responsibilities

24.	Establish policies and procedures for the submission of complaints and concerns about accounting, internal accounting controls and auditing matters, including procedures for the receipt, retention, and treatment of complaints and the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters.

25.	Oversee the Company’s disclosure controls and procedures and the implementation of, and compliance with, the Company’s Code of Ethics.

26.	Receive and review the reports of the Company’s Chief Executive Officer and Chief Financial Officer required by Section 302 of Sarbanes-Oxley and Rule 13a-14 of the Exchange Act.

27.	Determine whether management has a proper review system in place to determine that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

28.	Discuss with management the Company’s major financial risk areas and the steps taken by management to monitor and control such areas, including the Company’s guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

29.	Discuss with the Company’s independent auditors whether Section 10A(b) of the Exchange Act concerning awareness of illegal acts pertaining to the Company has been implicated.

30.	Perform such other duties as may be delegated to the Committee by the Board from time to time.

LIMITATION OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Approved by the Board of Directors on February 13, 2004.

APPENDIX B

RBC LIFE SCIENCES, INC.

(The “Company”)

Compensation Committee Charter

(Approved by The Board of Directors February 13, 2004)

1.	Purpose

The purpose of the Compensation Committee is to serve as an independent arm of the Company’s Board of Directors as to (1) executive level compensation matters and (2) general employee benefit and evaluation matters.

2.	Structure and Membership

A.	Number. The Compensation Committee shall consist of at least two (2) members of the Board of Directors.

B.	Independence. Each member of the Compensation Committee shall be an “independent director” as defined by the applicable rules of the U.S. Securities and Exchange Commission.

C.	Selection and Removal. Members of the Compensation Committee shall be appointed by a majority vote of the Board of Directors. The Board of Directors may remove members of the Compensation Committee from that committee, with or without cause, by a majority vote of the Board of Directors.

D.	Chairman. The Board of Directors, by a majority vote, shall appoint the Chairman of the Compensation Committee.

E.	Compensation. The compensation of Compensation Committee members shall be determined by the Board of Directors.

3.	Authority and Responsibilities

A.	General. The Compensation Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management in accordance with its business judgment and, when it deems it necessary, with the advice of independent legal counsel and other appropriate consultants.

B.	Compensation Matters.

(1)	CEO Matters.

(a)	The Compensation Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”), evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation, and in conformance with the employment agreement, if any, between the Company and the CEO. As used herein, the term “compensation” includes salary, bonus, incentives, deferred compensation, executive perquisites, equity compensation (including awards to induce or to retain employment with the Company, severance arrangements, change in control benefits, and any other forms of executive officer compensation.).

(b)	While it is the responsibility of the Compensation Committee to negotiate, on behalf of the Company, any agreements between the Company and the CEO, those agreements shall be subject to approval by the Board of Directors by a majority vote with the CEO being excused from deliberation on those agreements and excluded from voting on them.

(2)	Executive Officer Compensation.

(a)	The Compensation Committee shall review and make recommendations to the CEO concerning compensation matters relating to executive officers of the Company: compensation (including salary, bonus, and incentives); deferred compensation; executive perquisites; equity compensation (including awards to induce employment with the Company); severance arrangements; change in control benefits; and any other forms of executive officer compensation.

(b)	Any employment agreements between the Company and executive-officer level employees or related professionals shall be subject to approval by the Board of Directors, provided that the only Directors who can vote on those agreements are the CEO and the independent Directors.

C.	General Employee Benefit and Evaluation Matters.

(1)	Employee Benefit Programs. The Compensation Committee shall annually review all employee benefit programs and make recommendations to the CEO and to the Board concerning those programs.

(2)	Employee Evaluation Matters. The Compensation Committee shall:

(a)	Assist the CEO in developing and implementing an annual evaluation program applicable to all employees of the Company,

(b)	From time to time, recommend to the CEO special evaluation programs for the Company’s executive officers.

(c)	Monitor the implementation of evaluation programs to determine if they are serving the advancement needs of the employees and providing the Company with a candid assessment of the performance of each employee.

D.	Plan Recommendations and Approvals. The Compensation Committee shall periodically review and make recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans. The Compensation Committee shall review and approve (a) all tax-qualified, non-discriminatory employee benefit plans and (b) all parallel nonqualified plans pursuant to which (in the case of plans referred to in each of clauses (a) and (b)) options or stock may be acquired by officers, directors, employees or consultants of the Company.

E.	Incentive Plan Administration. The Compensation Committee shall exercise all rights, authority and functions of the Board of Directors under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by a plan or resolution of the Board of Directors, the Compensation Committee shall not be authorized to amend any such plan. To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company.

F.	Director Compensation. The Compensation Committee shall periodically review and make recommendations to the Board of Directors with respect to director compensation.

G.	Compensation Committee Report on Executive Compensation. The Compensation Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 402(k) of Regulation S-K.

4.	Procedures and Administration.

A.	Meetings. The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Compensation Committee may also act by unanimous written consent in lieu of a meeting. The Compensation Committee shall keep such records of its meetings as it shall deem appropriate.

B.	Reports to Board. The Compensation Committee shall report regularly to the Board of Directors.

C.	Charter. The Compensation Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for consideration and approval.

D.	Consulting Arrangements. The Compensation Committee shall have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and shall have authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to commission compensation surveys or studies as the need arises. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those consultants as established by the Compensation Committee.

E.	Independent Advisors. The Compensation Committee shall have the authority, without further action by the Board of Directors, to engage those independent legal, accounting and other advisors as it deems necessary to carry out its responsibilities. Those independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those advisors as established by the Compensation Committee.

F.	Investigations. The Compensation Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Compensation Committee or any advisors engaged by the Compensation Committee.

PROXY

RBC LIFE SCIENCES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Howard and Steven E. Brown and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 4, 2007, at the Annual Meeting of Shareholders to be held at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, TX 75062, on Thursday, May 30, 2007 at 9:15 a.m., local time, or at any adjournment or postponement thereof. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement in connection therewith and of the Company’s 2006 Annual Report to Shareholders is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1

1.	Election of Directors.
☐	FOR ALL NOMINEES		NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐ ☐	Clinton H. Howard Steven E. Brown Kenneth L. Sabot	☐ ☐ ☐	Wayne R. Holbrook Joseph P. Philipp J. Ike Guest
☐	FOR ALL EXCEPT (See instructions below)	☐	Paul R. Miller

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ITEMS 2 AND 3. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign and date this Proxy, and promptly return it to Fidelity Transfer, 1800 South West Temple, Suite 310, Box 53, Salt Lake City, Utah 84115 using the return envelope provided herewith.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Title (if applicable, as described in Note below):

Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.